EXHIBIT 4

         NUMBER                                                SHARES

             INCORPORATED UNDER THE LAWS OF THE STATE OF TENNESSEE

                             BANKFIRST CORPORATION

                     The Corporation is authorized to issue
                15,000,000 Common Shares - Par Value $2.50 each

This Certifies that SPECIMEN is the owner of ___________________________________ fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated____________________________